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                                                                    EXHIBIT 3(i)


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                THE TORO COMPANY

         The Toro Company (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The present name of the corporation is The Toro Company, which is the name under which the corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was November 7, 1983.

         SECOND: This Restated Certificate of Incorporation restates and integrates, and does not further amend, the provisions of the corporation's Certificate of Incorporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         THIRD: The Board of Directors of the corporation, at a meeting duly called and held on September 20, 2001, duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:


                                   ARTICLE I.

                                      NAME

The name of this corporation shall be The Toro Company.

                                   ARTICLE II.

                                REGISTERED OFFICE

The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.


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                                  ARTICLE III.

                                     PURPOSE

The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV.

                                  CAPITAL STOCK

Section 1. The corporation shall be authorized to issue three classes of shares of capital stock to be designated, respectively, "Common Stock", "Voting Preferred Stock" and "Non-Voting Preferred Stock". The total number of shares of capital stock which the corporation shall have authority to issue is Thirty-Six Million Eight Hundred Fifty Thousand (36,850,000); the total number of shares of Common Stock shall be Thirty-Five Million (35,000,000), and each such share shall have a par value of One Dollar ($1.00); the total number of shares of Voting Preferred Stock shall be One Million (1,000,000), and each such share shall have a par value of One Dollar ($1.00) and of which 200,000 shares are designated as a series to be called the Series B Junior Participating Voting Preferred Stock, such series to have the rights, voting power, preferences and restrictions set forth in Section 2 of this Article IV; and the total number of shares of Non-Voting Preferred Stock shall be Eight Hundred and Fifty Thousand (850,000), and each such share shall have a par value of One Dollar ($1.00).

Except as herein provided or as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held; and except as provided below with respect to the Series B Junior Participating Voting Preferred Stock, Voting Preferred Stock and Non-Voting Preferred Stock shall have only such voting rights, if any, as fixed by the Board of Directors and as required by law as to matters affecting such Voting Preferred Stock and Non-Voting Preferred Stock. Whenever this Restated Certificate of Incorporation or the Bylaws of the corporation shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (such capital stock is hereinafter referred to in this Restated Certificate of Incorporation as "Voting Stock"), voting together as a single class, for the taking of corporate action: (A) such




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

affirmative vote shall be in addition to any other affirmative vote required by law or by the resolution or resolutions designating the rights, powers and preferences of any outstanding series of Preferred Stock; and (B) each outstanding share of Common Stock shall be entitled to one vote and each outstanding share of each series of Voting Preferred Stock shall be entitled to the number of votes to which it is generally entitled, pursuant to the resolution or resolutions designating the rights, powers and preferences of such series of Preferred Stock, in the election of directors.

The Board of Directors is authorized to establish more than one series or class of Common Stock, Voting Preferred Stock and Non-Voting Preferred Stock and, other than the Series B Junior Participating Voting Preferred Stock, to fix the relative rights and preferences of any such class or series, which rights and preferences need not be equal.

There shall be no cumulative voting of the shares of this corporation and the holders of shares of any class of this corporation shall not have preemptive rights to subscribe for any shares or securities convertible into shares of this corporation.

Section 2. Series B Junior Participating Voting Preferred Stock

         A. Designation and Amount. The shares of such series shall be designated as "Series B Junior Participating Voting Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Stock.

         B. Dividends and Distributions.

              (i) Subject to the rights of the holders of any shares of any series of Voting Preferred Stock, par value $1.00 per share, of the corporation ("Voting Preferred Stock") or Non-Voting Preferred Stock, par value $1.00 per share, of the corporation ("Non-Voting Preferred Stock" and, together with the Voting Preferred Stock, the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per



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                      share (the "Common Stock"), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) The corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph
                      (B)(i) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly



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                      Dividend Payment Date and the next subsequent Quarterly
                      Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         C. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

              (i) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders



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                      of shares of Series B Preferred Stock were entitled
                      immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) Except as otherwise provided herein, in any Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

              (iii) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         D. Certain Restrictions.

              (i) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in this Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                          (a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

                          (b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in



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                          arrears in proportion to the total amounts to which
                          the holders of all such shares are then entitled;

                          (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding
                          up) to the Series B Preferred Stock; or

                          (d) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (ii) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (D)(i) of this Section 2, purchase or otherwise acquire such shares at such time and in such manner.

         E. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         F. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon



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liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause
(i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         G. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator



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of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         H. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

         I. Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation's Preferred Stock.

         J. Amendment. If any shares of Series B Preferred Stock are outstanding, the Restated Certificate of Incorporation of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

                                   ARTICLE V.

                                     BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided however, that, notwithstanding anything contained in this Restated Certificate of Incorporation or the Bylaws of the corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (1) alter, amend or repeal any provision of the Bylaws which is substantially identical to or implements the last sentence of Article IV, Section 1, or Articles VI, VII or VIII, of this Restated Certificate of Incorporation or (2) alter, amend or repeal any provision of this proviso to Article V.

                                   ARTICLE VI.

                               BOARD OF DIRECTORS

Section 1. Number, Election and Terms. The business and affairs of the corporation shall be managed under the direction of a Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than eight nor more than eleven persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be




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fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board. The directors shall be divided into three classes, designated Classes A, B and C, as nearly equal in number as possible, with the term of office of each class to expire at the third succeeding Annual Meeting of Stockholders after their election at an Annual Meeting of Stockholders.

Section 2. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Voting Stock, voting together as a single class.

Section 4. Amendment, Repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VI.

                                  ARTICLE VII.

                             ACTIONS BY STOCKHOLDERS

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.



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                                  ARTICLE VIII.

                          CERTAIN BUSINESS COMBINATIONS

Section 1. Vote Required for Certain Business Combinations.

         A. Higher Vote for Certain Business Combinations. Except as otherwise expressly provided in Section 2 of this Article VIII,

              (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

              (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

              (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

              (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

              (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or



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                      otherwise involving an Interested Stockholder) which has
                      the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and any necessary vote of the outstanding shares of Preferred Stock. Such affirmative vote shall be required not withstanding the fact that no vote may be required or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         B. Definition of "Business Combination". The term "Business Combination" as used in this Article VIII shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this
Section 1.

Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this
Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, this Restated Certificate of Incorporation and any resolution or resolutions designating the rights, powers and preferences of any outstanding series of Preferred Stock, if all of the conditions specified in either of the following paragraphs (A) and (B) are met (it being intended that in the case of a Business Combination not involving any cash or consideration other than cash to be received by the holders of each class or series of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined), the provisions of such Section 1 shall not be applicable only if the condition specified in the following paragraph (A) is met):

         A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

         B. Price and Procedure Requirements. All of the following conditions shall have been met.

              (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be



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

                      received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                           (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VIII as the "Determination Date"), whichever is higher; and

                           (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                           fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

              (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other series of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph
                      (B)(ii) shall be required to be met with respect to every series of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular series of Voting Stock):

                          (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such series of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                          (b) (if applicable) the highest preferential amount per share to which the holders of shares of such series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

                          (c) the Fair Market Value per share of such series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                          (d) (if applicable) the price per share equal to the Fair Market Value per share of such series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher, multiplied by the ratio of
                          (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such series of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such series of Voting Stock.

              (iii) The consideration to be received by holders of a particular class (in the case of Common Stock) or series (in the case of Preferred Stock) of the outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of any class or series of Voting Stock. If the Interested Stockholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.


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

              (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
                      Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

              (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

              (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions. For the purposes of this Article VIII:

         A. A "person" shall mean any individual, firm, corporation or other entity.



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

         B. "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

              (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

              (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

              (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         C. A person shall be a "beneficial owner" of any Voting Stock:

              (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

              (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

              (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (B) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (C) of this Section 3 but shall not include any




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

other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 3, 1983.

         F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (B) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

         G. "Continuing Director" means any member of the Board who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

         H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange--Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and
(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

         I. "Institutional Voting Stock" shall mean any series of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.



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

         J. In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in
Section 2 of this Article VIII shall include the shares of Common Stock or the shares of any series of outstanding Voting Stock retained by the holders of such shares.

Section 4. Powers of the Board of Directors. A majority of the directors of the corporation shall have the power and duty to determine for the purposes of this
Article VIII, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a series of Voting Stock is Institutional Voting Stock and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

Section 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. Amendment, Repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

                                   ARTICLE IX

               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on Stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in the last sentence of Article IV, Section 1, and in Articles VI, VII and VIII, may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved as specified in each thereof.



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





                                    ARTICLE X

                                    INDEMNITY

Section 1. Elimination of Certain Liability of Directors.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law, or (D) for any transaction from which the director derived an improper personal benefit.

Section 2. Indemnification and Insurance.

         A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason for the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the




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

corporation. The right to indemnification conferred in this Section 2 shall be a contract right, which may, by action of the Board of Directors of the corporation and at its option, be expressed in a separate written instrument, and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 2 or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         B. Right of Claimant to Bring Suit. If a claim under paragraph (A) of this Section 2 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition whether the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         C. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 2 shall not be exclusive of any other right which any persons may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         D. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.





Executed on this 20th day of September, 2001.


                                                  /s/ J. Lawrence McIntyre
                                                  ------------------------------
                                                  J. Lawrence McIntyre
                                                  Vice President and Secretary




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